Morgan Stanley	Free Writing Prospectus to Preliminary Terms No. 9,183 Registration Statement Nos. 333-250103; 333-250103-01 Dated May 24, 2023; Filed pursuant to Rule 433

3-Year WTI Jump Securities with Auto-Callable Feature

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary terms referenced below, prospectus supplement for Jump Securities and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying:	West Texas Intermediate light sweet crude oil futures contracts (“WTI”)
Early redemption:	Valuation dates:		Call threshold level:	Call payment:
	1st:	June 3, 2024	100% of the initial commodity price for the underlying	$1,135.50
	2nd:	May 27, 2025		$1,271.00
Downside threshold level:	60% of the initial commodity price
Pricing date:	May 25, 2023
Final valuation date:	May 26, 2026
Maturity date:	May 29, 2026
CUSIP:	61774FCB6
Preliminary Terms:	https://www.sec.gov/Archives/edgar/data/895421/0 00095010323007727/dp194239_fwp-ps9183.htm

1All payments are subject to our credit risk

Hypothetical Examples

Early Redemption[1]
Date	Change in the Underlying	Payment (per security)
1st Valuation Date	-20%	--
2nd Valuation Date	+20%	$1,271.00
The securities are automatically redeemed on the second early redemption date. Investors will receive a payment of $1,271.00 per security on the related early redemption date.

Hypothetical Payout at Maturity[1]
Assuming that the underlying commodity closes below its call threshold level on each of the valuation dates prior to the final valuation date, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity:
Change in the Underlying	Payment (per security)
+30%	$1,406.50
+20%	$1,406.50
+10%	$1,406.50
0%	$1,406.50
-10%	$1,406.50
-20%	$1,406.50
-30%	$1,406.50
-40%	$1,406.50
-41%	$590.00
-60%	$400.00
-80%	$200.00
-90%	$100.00
-100%	$0.00

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Commodity

For more information about the underlying commodity, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

•	The securities do not pay interest or guarantee the return of any principal.

•	The appreciation potential of the securities is limited by the fixed early redemption payment or the fixed positive return at maturity specified for each valuation date.

•	You will lose the benefit of the fixed positive return at maturity if the downside threshold value is breached on the final valuation date.

•	The market price will be influenced by many unpredictable factors.

•	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	Investing in the securities is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.

•	Reinvestment risk.

•	The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 3-year term of the securities.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

•	The estimated value of the securities is approximately $948.50 per security, or within $28.50 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	Hedging and trading activity by our affiliates could potentially affect the value of the securities.

•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Commodity

•	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.

•	Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of West Texas Intermediate light sweet crude oil may change unpredictably and affect the value of the securities in unforeseen ways.

•	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.

•	Differences between futures prices and the spot price of the underlying commodity may decrease the amount payable at maturity.

•	Suspension or disruptions of market trading in the underlying commodity may adversely affect the value of the securities.

•	Legal and regulatory changes could adversely affect the return on and value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Securities– Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.